Exhibit 99.1

AUGUST 3, 2011	MEDIA AND INVESTOR RELATIONS CONTACT:	Jonni Anwar
	Phone:	303/605-1868
	24-Hour:	303/887-5419

DCP MIDSTREAM PARTNERS REPORTS SOLID SECOND QUARTER 2011 RESULTS

•	Financial results in line with 2011 DCF forecast

•	Declared increase in quarterly distribution

•	Completed Wattenberg NGL pipeline expansion project

•	Construction of fee-based natural gas processing plant in the Eagle Ford shale

DENVER – DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and six months ended June 30, 2011. The table below reflects results for the three and six months ended June 30, 2011 and 2010 on a consolidated basis and results for the 2010 periods as originally reported.

SECOND QUARTER AND YEAR TO DATE SUMMARY RESULTS

	Three Months Ended June 30,(2)				Six Months Ended June 30,(2)

	2011	2010		As Reported in 2010	2011	2010		As Reported in 2010
	(Unaudited)
	(Millions, except per unit amounts)
Net income attributable to partners	$41.5	$25.8		$26.0	$35.6	$58.1		$51.8
Net income per limited partner unit	$0.80	$0.63		$0.63	$0.56	$1.27		$1.27
Adjusted EBITDA(1)	$45.0	$26.0		$26.2	$97.3	$72.6		$66.3
Adjusted net income attributable to partners(1)	$20.5	$3.3		$3.5	$48.5	$27.8		$21.5
Adjusted net income (loss) per limited partner unit(1)	$0.33	$(0.01)		$(0.01)	$0.86	$0.40		$0.40
Distributable cash flow(1)	$39.0	*	*	$24.9	$85.4	*	*	$56.6

(1)

Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

(2)

In January 2011, the Partnership completed the acquisition of a 33.33 percent interest in DCP Southeast Texas Holdings, GP from DCP Midstream, LLC (“DCP Midstream”). In a transaction between entities under common control, we are required to present results of operations as if the transaction had occurred at the beginning of the period and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method. In addition, results are presented as originally reported in 2010 for comparative purposes.

**	For periods prior to 2011, distributable cash flow has not been calculated under the pooling method.

CONSTRUCTION OF EAGLE FORD NATURAL GAS PROCESSING PLANT

On August 1, 2011, we reached an agreement with DCP Midstream for the Partnership to construct a 200 MMcf per day natural gas processing plant in the Eagle Ford shale. The $120 million Eagle Plant is supported by a 15 year fee-based agreement to process DCP Midstream’s natural gas volumes. The Eagle Plant will enhance DCP Midstream’s existing South Texas super system comprised of five natural gas processing plants with approximately 800 MMcf per day of capacity. DCP Midstream will be responsible for upstream and downstream interconnects to the Eagle Plant, which is expected to be completed by Q4 2012.

CEO PERSPECTIVE

“Financial results were in line with our 2011 forecast, delivering a distribution coverage ratio of 1.3 times for the first half of the year”, said Mark Borer, president and CEO of the Partnership. “We increased our distribution again this quarter and are on track to deliver on our 2011 distributable cash flow forecast. We are pleased to have reached an agreement with our general partner, DCP Midstream, to construct the Eagle Plant, which will provide us additional fee-based business in an emerging shale play. Our growth opportunities continue to enhance the diversity of our asset portfolio. We are optimistic about our growth outlook, including continued opportunities to invest with our general partner and create value for our shareholders.”

CONSOLIDATED FINANCIAL RESULTS

Adjusted EBITDA for the three months ended June 30, 2011 increased to $45.0 million from $26.0 million for the three months ended June 30, 2010. Adjusted EBITDA for the six months ended June 30, 2011 increased to $97.3 million from $72.6 million for the six months ended June 30, 2010.

On July 26, 2011, we announced a quarterly distribution of $0.6325 per limited partner unit. This represents an increase of 1.2 percent over the last quarterly distribution and an increase of 3.7 percent over the distribution declared in the second quarter of 2010. Our distributable cash flow of $39.0 million for the three months ended June 30, 2011 provided a 1.1 times distribution coverage ratio for the quarter. The distribution coverage ratio for the last four quarters as reported was 1.1 times.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Adjusted segment EBITDA increased to $40.2 million for the three months ended June 30, 2011 from $32.9 million for the three months ended June 30, 2010, reflecting increased gas throughput volumes and NGL production at certain of our natural gas assets and a third party settlement in East Texas, partially offset by the impact of the moratorium in the Gulf at our Discovery asset. The 2010 results include turnaround activity at certain of our natural gas assets and do not reflect our current fee-based storage arrangement for the Partnership at our Southeast Texas asset.

Adjusted segment EBITDA increased to $76.6 million for the six months ended June 30, 2011 from $72.7 million for the six months ended June 30, 2010, reflecting increased gas throughput volumes and NGL production at certain of our natural gas assets and a third party settlement in East Texas, partially offset by the impact of the moratorium in the Gulf and timing of expenditures at our Discovery asset. The 2010 results include business interruption insurance recoveries and turnaround activity at certain of our natural gas assets and do not reflect our current fee-based storage arrangement for the Partnership at our Southeast Texas asset.

Wholesale Propane Logistics — Adjusted segment EBITDA increased to $2.5 million for the three months ended June 30, 2011, from a loss of $0.5 million for the three months ended June 30, 2010, reflecting higher unit margins. The 2010 results include a planned outage related to our Providence terminal inspection and reduced demand as a result of an early spring and warmer weather.

Adjusted segment EBITDA increased to $21.0 million for the six months ended June 30, 2011, from $11.2 million for the six months ended June 30, 2010, reflecting our acquisition of the Chesapeake propane terminal and higher unit margins. The 2010 results include a planned outage related to our Providence terminal inspection and reduced demand as a result of an early spring and warmer weather.

NGL Logistics — Adjusted segment EBITDA increased to $10.9 million for the three months ended June 30, 2011 from $1.8 million for the three months ended June 30, 2010, reflecting our acquisitions of the Marysville NGL storage facility, an additional interest in our Black Lake NGL pipeline, the DJ Basin NGL fractionators and the Wattenberg capital expansion project.

Adjusted segment EBITDA increased to $17.3 million for the six months ended June 30, 2011 from $5.5 million for the six months ended June 30, 2010, reflecting our acquisitions of the Marysville NGL storage facility, an additional interest in our Black Lake NGL pipeline, the DJ Basin NGL fractionators and the Wattenberg capital expansion project.

CORPORATE AND OTHER

Increased depreciation and amortization expense and interest expense for the three and six months ended June 30, 2011 reflect the Marysville NGL storage facility, Black Lake NGL pipeline, Chesapeake wholesale propane terminal and DJ Basin NGL fractionator acquisitions as well as organic capital spending.

CAPITALIZATION

At June 30, 2011, we had $711 million of total debt outstanding, which was comprised of $250 million of senior notes due 2015 and $461 million outstanding under our revolver. Total unused revolver capacity was $388 million. Our leverage ratio pursuant to our credit facility for the quarter ended June 30, 2011, was approximately 3.6 times. Our effective interest rate on our overall debt position, as of June 30, 2011, was 4.1 percent.

COMMODITY DERIVATIVE ACTIVITY

The objective of our commodity risk management program is to protect downside risk in our distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates an asset or liability and associated non-cash gain or loss. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

For the three and six months ended June 30, 2011, commodity derivative activity and total revenues included non-cash gains of $21.8 million and non-cash losses of $11.9 million, respectively, and net hedge cash settlements were payments of $9.3 million and $15.9 million, respectively. This compares to non-cash gains of $22.3 million and $30.1 million, respectively, and net hedge cash settlement receipts of $0.2 million and payments of $2.0 million, respectively, for the three and six months ended June 30, 2010. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our commodity derivative contracts mitigate a portion of the risk of weakening commodity prices thereby stabilizing distributable cash flows.

EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss second quarter results on Thursday, August 4, 2011, at 9 a.m. ET. The dial-in number for the call is 1-877-317-6789 in the United States or 1-412-317-6789 outside the United States. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay until 9 a.m. ET on August 12, 2011, by dialing 1-877-344-7529 in the United States, or 1-412-317-0088 outside the United States. The conference number is 10002657. A replay and transcript of the broadcast will also be available on the investor section of the Partnership’s Web site.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, and adjusted net income per unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation or as an alternative to our financial measures presented in accordance with GAAP, including net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interest net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long term, our operating capacity or revenues. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity and performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses, adjusted for any noncontrolling interest on depreciation and amortization expense, and income tax expense. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less non-cash commodity derivative gains for that segment, plus depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense for that segment. Our adjusted EBITDA equals the sum of our adjusted segment EBITDAs, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as supplemental performance measure by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities; and

•

in the case of Adjusted EBITDA, the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partners, and finance maintenance expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, processes, transports and markets natural gas, transports and markets natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

CAUTIONARY STATEMENTS

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s periodic reports most recently filed with the Securities and Exchange Commission, including its most recent Form 10-K and most recent Form 10-Q. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP

FINANCIAL RESULTS AND

SUMMARY BALANCE SHEET DATA

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2011	2010	As Reported in 2010	2011	2010	As Reported in 2010
	(Millions, except per unit amounts)			(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$323.1	$228.0	$228.0	$752.8	$598.4	$598.4
Transportation, processing and other	38.5	27.0	27.0	74.1	54.3	54.3
Gains (loss) from commodity derivative activity, net	12.6	22.5	22.5	(27.6)	28.5	28.5

Total operating revenues	374.2	277.5	277.5	799.3	681.2	681.2
Purchases of natural gas, propane and NGLs	(274.3)	(205.7)	(205.7)	(649.3)	(538.5)	(538.5)
Operating and maintenance expense	(21.7)	(20.6)	(20.6)	(45.8)	(39.6)	(39.6)
Depreciation and amortization expense	(20.1)	(18.7)	(18.7)	(40.0)	(36.5)	(36.5)
General and administrative expense	(8.6)	(8.2)	(8.2)	(17.6)	(16.8)	(16.8)
Other income	0.1	3.5	3.5	0.2	3.5	3.5

Total operating costs and expenses	(324.6)	(249.7)	(249.7)	(752.5)	(627.9)	(627.9)

Operating income	49.6	27.8	27.8	46.8	53.3	53.3
Interest expense	(8.4)	(7.3)	(7.3)	(16.4)	(14.5)	(14.5)
Earnings from unconsolidated affiliates	10.0	6.4	6.6	18.6	20.8	14.5
Income tax expense	—	(0.1)	(0.1)	(0.2)	(0.4)	(0.4)
Net income attributable to noncontrolling interests	(9.7)	(1.0)	(1.0)	(13.2)	(1.1)	(1.1)

Net income attributable to partners	$41.5	$25.8	$26.0	$35.6	$58.1	$51.8
Net loss (income) attributable to predecessor operations	—	0.2	—	—	(6.3)	—
General partner’s interest in net income	(6.2)	(4.2)	(4.2)	(11.7)	(8.0)	(8.0)

Net income allocable to limited partners	$35.3	$21.8	$21.8	$23.9	$43.8	$43.8

Net income per limited partner unit—basic and diluted	$0.80	$0.63	$0.63	$0.56	$1.27	$1.27

Weighted-average limited partner units outstanding—basic	44.1	34.6	34.6	42.7	34.6	34.6

Weighted-average limited partner units outstanding—diluted	44.2	34.6	34.6	42.7	34.6	34.6

	June 30, 2011	December 31, 2010	As Reported December 31, 2010
	(Millions)
Cash and cash equivalents	$2.4	$6.7	$6.7
Other current assets	185.9	225.3	226.4
Property, plant and equipment, net	1,115.3	1,097.1	1,169.1
Other long-term assets	491.4	484.1	298.4

Total assets	$1,795.0	$1,813.2	$1,700.6

Current liabilities	$653.6	$211.2	$211.2
Long-term debt	249.8	647.8	647.8
Other long-term liabilities	68.4	103.4	103.4
Partners’ equity	600.1	630.7	518.1
Noncontrolling interests	223.1	220.1	220.1

Total liabilities and equity	$1,795.0	$1,813.2	$1,700.6

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	As Reported in 2010	2011	2010	As Reported in 2010
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$41.5	$25.8	$26.0	$35.6	$58.1	$51.8
Interest expense	8.4	7.3	7.3	16.4	14.5	14.5
Depreciation, amortization and income tax expense, net of noncontrolling interest	16.9	15.2	15.2	33.4	30.1	30.1
Non-cash commodity derivative mark-to-market	(21.8)	(22.3)	(22.3)	11.9	(30.1)	(30.1)

Adjusted EBITDA	45.0	26.0	26.2	97.3	72.6	66.3
Interest expense	(8.4)	(7.3)	(7.3)	(16.4)	(14.5)	(14.5)
Depreciation, amortization and income tax expense, net of noncontrolling interest	(16.9)	(15.2)	(15.2)	(33.4)	(30.1)	(30.1)
Other	0.8	(0.2)	(0.2)	1.0	(0.2)	(0.2)

Adjusted net income attributable to partners	20.5	3.3	3.5	48.5	27.8	21.5

Maintenance capital expenditures, net of reimbursable projects	(2.3)		(0.9)	(4.0)		(3.9)
Distributions from unconsolidated affiliates, net of earnings	2.7		3.6	5.4		5.5
Depreciation and amortization, net of noncontrolling interest	16.8		15.2	33.2		29.8
Proceeds from sale of assets, net of noncontrolling interest	—		3.3	0.2		3.5
Impact of minimum volume receipt for throughput commitment	1.3		0.7	2.1		0.7
Other	—		(0.5)	—		(0.5)

Distributable cash flow(1)	$39.0		$24.9	$85.4		$56.6

Adjusted net income attributable to partners	$20.5	$3.3	$3.5	$48.5	$27.8	$21.5
Net loss (income) attributable to predecessor operations	—	0.2	—	—	(6.3)	—
General partner’s interest in net income	(6.0)	(3.9)	(3.9)	(11.8)	(7.6)	(7.6)

Adjusted net income (loss) allocable to limited partners	$14.5	$(0.4)	$(0.4)	$36.7	$13.9	$13.9

Adjusted net income (loss) per unit	$0.33	$(0.01)	$(0.01)	$0.86	$0.40	$0.40

Net cash provided by operating activities	$24.6	$36.0	$37.7	$88.6	$89.7	$88.7
Interest expense	8.4	7.3	7.3	16.4	14.5	14.5
Distributions from unconsolidated affiliates, net of earnings	(2.7)	(2.1)	(3.6)	(5.4)	(0.2)	(5.5)
Net changes in operating assets and liabilities	41.1	12.2	12.2	(0.4)	7.3	7.3
Net income or loss attributable to noncontrolling interests, net of depreciation and income tax	(12.9)	(4.6)	(4.6)	(20.0)	(7.9)	(7.9)
Non-cash commodity derivative mark-to-market	(21.8)	(22.3)	(22.3)	11.9	(30.1)	(30.1)
Other, net	8.3	(0.5)	(0.5)	6.2	(0.7)	(0.7)

Adjusted EBITDA	45.0	26.0	26.2	97.3	72.6	66.3

Interest expense	(8.4)		(7.3)	(16.4)		(14.5)
Maintenance capital expenditures, net of reimbursable projects	(2.3)		(0.9)	(4.0)		(3.9)
Distributions from unconsolidated affiliates, net of earnings	2.7		3.6	5.4		5.5
Proceeds from sale of assets, net of noncontrolling interest	—		3.3	0.2		3.5
Other	2.0		—	2.9		(0.3)

Distributable cash flow(1)	$39.0		$24.9	$85.4		$56.6

(1)	For periods prior to 2011, distributable cash flow has not been calculated under the pooling method.

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

SEGMENT FINANCIAL RESULTS AND OPERATING DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	As Reported In 2010	2011	As Reported In 2010
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$39.0	$24.9	$85.4	$56.6
Distributions declared	$34.0	$25.3	$67.4	$49.8

Distribution coverage ratio	1.15x	0.99x	1.27x	1.14x

Distributable cash flow	$39.0	$24.9	$85.4	$56.6
Distributions paid	$33.4	$24.6	$63.4	$49.1

Distribution coverage ratio — paid	1.17x	1.01x	1.35x	1.15x

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	As Reported In 2010	2011	2010	As Reported In 2010
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$48.3	$41.0	$41.2	$37.4	$75.4	$69.1
Non-cash (gain) loss commodity derivative mark-to-market	(22.3)	(22.3)	(22.3)	11.1	(30.7)	(30.7)
Depreciation and amortization expense	17.4	17.8	17.8	34.9	34.8	34.8
Noncontrolling interest on depreciation and income tax	(3.2)	(3.6)	(3.6)	(6.8)	(6.8)	(6.8)

Adjusted segment EBITDA	$40.2	$32.9	$33.1	$76.6	$72.7	$66.4

Operating and financial data:
Natural gas throughput (MMcf/d)	1,223	1,248	1,161	1,247	1,259	1,163
NGL gross production (Bbls/d)	40,754	40,070	33,846	40,714	40,148	33,360
Operating and maintenance expense	$15.7	$17.0	$17.0	$32.2	$33.2	$33.2

Wholesale Propane Logistics Segment:
Financial results:
Segment net income (loss) attributable to partners	$1.3	$(0.8)	$(0.8)	18.8	10.0	10.0
Non-cash loss commodity derivative mark-to-market	$0.5	$—	—	0.8	0.6	0.6
Depreciation and amortization expense	0.7	0.3	0.3	1.4	0.6	0.6

Adjusted segment EBITDA	$2.5	$(0.5)	$(0.5)	$21.0	$11.2	$11.2

Operating and financial data:
Propane sales volume (Bbls/d)	16,538	13,055	13,055	28,288	23,205	23,205
Operating and maintenance expense	$4.2	$2.6	$2.6	$7.8	$5.2	$5.2

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$8.9	$1.2	$1.2	$13.6	$4.4	$4.4
Depreciation and amortization expense	2.0	0.6	0.6	3.7	1.1	1.1

Adjusted segment EBITDA	$10.9	$1.8	$1.8	$17.3	$5.5	$5.5

Operating and financial data:
NGL pipelines throughput (Bbls/d)	59,129	35,710	35,710	52,421	37,810	37,810
Operating and maintenance expense	$1.8	$1.0	$1.0	$5.8	$1.2	$1.2

DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Q310	Q410	Q111	Q211	Twelve months ended June 30, 2011
	(Millions)
Net income (loss) attributable to partners	$—	$4.3	$(5.9)	$41.5	$39.9
Net (income) related to retrospective pooling of Southeast Texas	(4.1)	(4.0)	—	—	(8.1)

Net income (loss) attributable to partners as originally reported	$(4.1)	$0.3	$(5.9)	$41.5	$31.8

	As Reported in Q310	As Reported in Q410	Q111	Q211	Twelve months ended June 30, 2011 (As Originally Reported)
		(Millions, except as indicated)
Net (loss) income attributable to partners as originally reported	$(4.1)	$0.3	$(5.9)	$41.5	$31.8
Maintenance capital expenditures, net of reimbursable projects	(0.2)	(1.5)	(1.7)	(2.3)	(5.7)
Depreciation and amortization expense, net of noncontrolling interests	15.9	14.8	16.4	16.8	63.9
Non-cash commodity derivative mark-to-market	18.5	17.0	33.7	(21.8)	47.4
Distributions from unconsolidated affiliates, net of losses and earnings	(0.2)	0.9	2.7	2.7	6.1
Proceeds from asset sales and assets held for sale, net of noncontrolling interests	2.7	0.1	0.2	—	3.0
Step acquisition – equity interest re-measurement gain	(9.1)	—	—	—	(9.1)
Impact of minimum volume receipt for throughput commitment	0.8	(2.3)	0.8	1.3	0.6
Non-cash interest rate derivative mark-to-market	0.2	(1.4)	0.2	0.8	(0.2)
Other	(0.5)	—	—	—	(0.5)

Distributable cash flow	$24.0	$27.9	$46.4	$39.0	$137.3

Distributions declared	$27.4	$30.0	$33.4	$34.0	$124.8

Distribution coverage ratio	0.88x	0.93x	1.39x	1.15x	1.10x

Distributable cash flow	$24.0	$27.9	$46.4	$39.0	$137.3

Distributions paid	$25.3	$27.4	$30.0	$33.4	$116.1

Distribution coverage ratio — paid	0.95x	1.02x	1.55x	1.17x	1.18x